Essendant Reports Second Quarter 2015 Financial Results

Exhibit 99.1

news release

Executive Offices One Parkway North Blvd. Suite 100 Deerfield, IL 60015-2559	For Further Information Contact: For Investor Inquiries: investorrelations@essendant.com (847) 627-7000 For Media Inquiries: Diane Hund (dhund@essendant.com) (847) 627-2046

ESSENDANT REPORTS

SECOND QUARTER 2015 FINANCIAL RESULTS

DEERFIELD, Ill., July 22, 2015– Essendant Inc. (NASDAQ: ESND), a leading supplier of workplace essentials, today announced financial results for the second quarter ended June 30, 2015.

Second Quarter Overview

•	Sales increased 1.6% to $1.34 billion when compared to the second quarter of last year.
•	Gross margin was $212.1 million, or 15.8 percent of sales, up from 15.1 percent of sales in the prior year quarter.
•

Operating expenses were $158.2 million, including $1.7 million related to the previously announced repositioning actions. Adjusted operating expenses(1) were $156.4 million, or 11.7 percent of sales, up from $142.2 million or 10.8 percent of sales in the prior year quarter.

•

Net income per share was $0.79 in the current quarter, including $0.03 per share of expense related to repositioning actions. Adjusted earnings per share were $0.82(1) compared to earnings per share of $0.85 in the prior year quarter.

•	Cash flow provided by operating activities was $120.8 million in the first six months of 2015, up from $78.9 million in the prior year.

“In the second quarter we officially became Essendant, marking another major milestone in our journey to become the fastest and most convenient solution for workplace essentials,” said Robert B. Aiken, Jr., president and chief executive officer.  “We continue to make solid progress executing our strategy as we strengthen the core business with a common operating platform, grow our e-commerce relationships and offerings, and expand our automotive aftermarket business with the recently announced Nestor Sales LLC acquisition. Our results reflect solid execution, particularly in light of increasing headwinds in the industrial and energy sectors.”

(1)	This is non-GAAP information. See the Reconciliation of Non-GAAP Financial Measures section of this document for more information.

Note: All EPS numbers in this document are diluted unless stated otherwise.

Essendant Reports Second Quarter 2015 Financial Results

Second Quarter Performance

Second quarter 2015 sales increased 1.6%, driven by prior year acquisitions. The current quarter gross margin was $212.1 million, up from $199.5 million in the second quarter of 2014.

•

Sales of industrial supplies increased 48.1 percent to $215.0 million, including $86.7 million of incremental sales from the CPO and MEDCO acquisitions made in 2014. Weakness in the energy and industrial sectors drove a $16.9 million sales decline in the core industrial business. Janitorial and breakroom supplies sales increased 3.1 percent to $368.3 million from $357.2 million. Total office products sales were down 7.3 percent to $722.0 million from $778.5 million as the company exited certain low margin business.

•

The gross margin rate of 15.8 percent included a favorable 29 basis points from acquisitions. Excluding acquisitions, gross margin rate improved driven by a favorable product mix. Gross margin was $212.1 million, an increase of $12.6 million from the prior year quarter, with an incremental $17.4 million from acquisitions.

•

Operating expenses were $158.2 million, including $1.7 million related to the previously announced repositioning actions. Adjusted operating expenses(1) were $156.4 million or 11.7 percent of sales, compared to $142.2 million, or 10.8 percent of sales, in the prior year quarter. The $14.2 million increase included $12.8 million of incremental expenses from acquisitions.

•

Operating income was $53.9 million, including $1.7 million of expense related to the previously announced repositioning activities. Adjusted operating income(1) was $55.6 million, or 4.1 percent of sales, compared to $57.3 million, or 4.3 percent of sales, in the prior year quarter.

•

Net income was $30.3 million, including $0.9 million of after-tax costs related to repositioning actions. Earnings per share were $0.79, including $0.03 of expense related to repositioning actions.  Adjusted net income(1) was $31.2 million compared to $33.3 million in the prior year quarter. Adjusted earnings per share were $0.82(1), compared to $0.85 in the second quarter of 2014.

Six-Month Performance

First half 2015 sales increased 3.9%, driven by prior year acquisitions. The current period gross margin was $416.5 million, up from $386.5 million in the first half of 2014.

•

Sales of industrial supplies increased 52.4 percent to $425.3 million, including $176.8 million of incremental sales from the CPO and MEDCO acquisitions made in 2014. Weakness in the energy and industrial sectors drove a $30.5 million sales decline in the core industrial business. Janitorial and breakroom supplies sales increased 5.6 percent to $725.3 million from $686.7 million. Total office products sales were down 5.4 percent to $1,450.0 million from $1,532.9 million as the company exited certain low margin business.

•

The gross margin rate of 15.6 percent included a favorable 37 basis points from acquisitions. Excluding acquisitions, gross margin rate improved due to a favorable product mix. Gross margin was $416.5 million, an increase of $30.0 million from the first half of last year, with an incremental $36.7 million from acquisitions.

•

Operating expenses were $356.5 million, including $32.2 million related to the previously announced repositioning actions. Adjusted operating expenses(1) were $324.3 million or 12.1 percent of sales, compared to $291.0 million, or 11.3 percent of sales, in the prior year period. The $33.3 million increase included $30.3 million of incremental expenses from acquisitions.

•	Operating income was $60.0 million, including $32.2 million of expense related to the previously announced repositioning activities. Adjusted operating income(1) was $92.2 million, or 3.4 percent of

Essendant Reports Second Quarter 2015 Financial Results

sales, compared to $95.5 million, or 3.7 percent of sales, in the prior year period.
•

Net income was $26.3 million, including $24.8 million of after-tax costs related to repositioning actions. Earnings per share for the first half of 2015 were $0.69, including $0.64 of expense related to repositioning actions. Adjusted net income(1) was $51.1 million compared to $55.2 million in the prior year period. Adjusted earnings per share were $1.33(1), compared to $1.40 earnings per share in the first half of 2014.

Cash Flow, Debt Trends and Share Repurchases

Net cash provided by operating activities for the six-month period ended June 30, 2015 was $120.8 million, compared with $78.9 million for the same period last year. The 53 percent improvement over the prior year demonstrates the company’s commitment to effectively manage its working capital. Cash flow used in investing activities totaled $12.4 million in 2015, compared with $35.6 million in the same period last year which included $26.2 million for acquisitions. The company estimates the 2015 full-year total capital expenditures to be $30 million to $35 million, excluding acquisitions.

The company has approximately $1.0 billion of total committed debt capacity.  As of June 30, 2015, the company had total debt outstanding of $661.2 million compared with $543.5 million as of June 30, 2014.  Debt-to-total capitalization increased to 44.0 percent at June 30, 2015 from 39.2 percent at June 30, 2014 due to the acquisition of MEDCO in the fourth quarter of 2014.  In the first half of 2015, the company paid $31.2 million to acquire approximately 0.8 million shares and paid cash dividends of $10.7 million to common shareholders.

Update on Previously Announced Repositioning Actions

As previously announced in February, the company is taking decisive actions to reposition the business, provide enhanced customer service, and create sustained long-term success. These actions are as follows:

•

During 2015 the company expects to invest an incremental $13.0 million to move to a common operating and information technology platform for the office products and janitorial and breakroom products that will simplify the customer experience and deliver operating cost savings. In the first half of 2015 the company invested $2.4 million.  Total cost savings from this initiative are expected to be $5.0 to $10.0 million beginning in the second half of 2016, and $15.0 to $20.0 million on an annual basis thereafter.

•	In the first half of 2015 the company recorded the following pre-tax charges:
o

Workforce reductions and facility consolidations of $6.3 million. Additional facility actions will occur later in 2015 for a full year pre-tax charge of approximately $9.0 million. The company expects these actions to drive savings of $6.0 million in 2015 and $10.0 million annually, beginning in 2016;

o

Non-cash charges of $14.0 million and a $0.9 million charge related to listing a non-strategic business for sale. Additional cash and non-cash charges related to this sale may occur during 2015 as this transaction is completed;

o	Non-cash impairment of intangibles and accelerated amortization related to rebranding efforts totaling $11.0 million. The company expects a total charge of $12.0 million for the full year.

Essendant Reports Second Quarter 2015 Financial Results

Conference Call

Essendant will hold a conference call followed by a question and answer session on Thursday, July 23, 2015, at 7:30 a.m. CDT, to discuss second quarter 2015 results. To participate, callers within the U.S. and Canada should dial (877) 358-2531 and international callers should dial (412) 902-6623 approximately 10 minutes before the presentation.  The conference ID is “10067778.”  To listen to the webcast, participants should visit the Investors section of the company’s website (link: http://investors.essendant.com), and click on the “Q2-15 Earnings Release” button on the right side of the page, several minutes before the event is broadcast.   Interested parties can access an archived version of the call, this news release, a financial slide presentation and other information related to the call, also located on the Investors section of Essendant’s website, about two hours after the call ends.

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature.  These statements are based on management’s current expectations, forecasts and assumptions.  This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here.  These risks and uncertainties include, but are not limited to the following: end-user demand for products in the office, technology, and furniture product categories may continue to decline; Essendant’s reliance on key customers, and the risks inherent in continuing or increased customer concentration and consolidations; prevailing economic conditions and changes affecting the business products industry and the general economy; Essendant’s ability to effectively manage its operations and to implement growth, cost-reduction and margin-enhancement initiatives; the impact of Essendant’s repositioning, restructuring and rebranding activities on Essendant’s customers, suppliers, and operations; Essendant’s reliance on supplier allowances and promotional incentives; Essendant’s reliance on independent resellers for a significant percentage of its net sales and, therefore, the importance of the continued independence, viability and success of these resellers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers who sell directly to Essendant’s customers; the impact of supply chain disruptions or changes in key suppliers’ distribution strategies; Essendant’s ability to maintain its existing information technology systems and the systems and e-commerce services that it provides to customers, and to successfully procure, develop and implement new systems and services without business disruption or other unanticipated difficulties or costs; the creditworthiness of Essendant’s customers; Essendant’s ability to manage inventory in order to maximize sales and supplier allowances while minimizing excess and obsolete inventory; Essendant’s success in effectively identifying, consummating and integrating acquisitions; the risks and expense associated with Essendant’s obligations to maintain the security of private information provided by Essendant’s customers; the costs and risks related to compliance with laws, regulations and industry standards affecting Essendant’s business; the availability of financing sources to meet Essendant’s business needs; Essendant’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect Essendant’s results, please see the company’s Securities and Exchange Commission filings. The forward-looking information in this news release is made as of this date only, and the company does not undertake to update any forward-looking statement. Investors are advised to consult any further disclosure by Essendant regarding the matters discussed in this release in its filings with the Securities and Exchange Commission and in other written

Essendant Reports Second Quarter 2015 Financial Results

statements it makes from time to time. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Company Overview

Essendant Inc. is a leading supplier of workplace essentials, with 2014 net sales of $5.3 billion. The company stocks a broad assortment of over 160,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, industrial supplies, and automotive aftermarket tools. The Company’s network of 74 distribution centers enables the Company to ship most products overnight to more than ninety percent of the U.S. and major cities in Mexico and Canada. For more information, visit www.essendant.com.

Essendant common stock trades on the NASDAQ Global Select Market under the symbol ESND.

Essendant Reports Second Quarter 2015 Financial Results

Essendant Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net sales	$1,341,799	$1,320,037	$2,674,174	$2,574,176
Cost of goods sold	1,129,737	1,120,577	2,257,662	2,187,633
Gross profit	212,062	199,460	416,512	386,543
Operating expenses:
Warehousing, marketing and administrative expenses	158,159	142,186	356,531	291,035
Operating income	53,903	57,274	59,981	95,508
Interest expense, net	4,778	3,833	9,617	7,207
Income before income taxes	49,125	53,441	50,364	88,301
Income tax expense	18,864	20,110	24,095	33,113
Net income	$30,261	$33,331	$26,269	$55,188
Net income per share - basic:	$0.80	$0.86	$0.69	$1.41
Average number of common shares outstanding - basic	37,765	38,816	37,939	39,004
Net income per share - diluted:	$0.79	$0.85	$0.69	$1.40
Average number of common shares outstanding - diluted	38,106	39,226	38,317	39,435
Dividends declared per share	$0.14	$0.14	$0.28	$0.28

Essendant Reports Second Quarter 2015 Financial Results

Essendant Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	(Unaudited)		(Audited)
	As of June 30,		As of
	2015	2014	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$29,935	$31,495	$20,812
Accounts receivable, less allowance for doubtful accounts of $18,157 in 2015 and $19,725 in 2014	667,062	662,772	702,527
Inventories	875,465	804,395	926,809
Assets related to held for sale disposal group	7,880	-	-
Other current assets	29,595	31,436	30,042
Total current assets	1,609,937	1,530,098	1,680,190
Property, plant and equipment, net	130,216	135,529	138,217
Goodwill	402,545	382,950	398,042
Intangible assets, net	88,622	75,210	111,958
Other long-term assets	48,439	26,059	41,810
Total assets	$2,279,759	$2,149,846	$2,370,217
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$465,953	$486,621	$485,241
Accrued liabilities	190,257	187,414	192,792
Liabilities related to held for sale disposal group	7,169	-	-
Current maturities of long-term debt	28	1,098	851
Total current liabilities	663,407	675,133	678,884
Deferred income taxes	12,362	27,539	17,763
Long-term debt	661,143	542,410	713,058
Other long-term liabilities	102,577	63,082	104,394
Total liabilities	1,439,489	1,308,164	1,514,099
Stockholders’ equity:
Common stock, $0.10 par value; authorized - 100,000,000 shares, issued - 74,435,628 shares in 2015 and 2014	7,444	7,444	7,444
Additional paid-in capital	411,504	412,839	412,291
Treasury stock, at cost – 36,349,375 shares in 2015 and 35,719,041 shares in 2014	(1,070,183)	(1,027,575)	(1,042,501)
Retained earnings	1,557,281	1,488,469	1,541,675
Accumulated other comprehensive loss	(65,776)	(39,495)	(62,791)
Total stockholders’ equity	840,270	841,682	856,118
Total liabilities and stockholders’ equity	$2,279,759	$2,149,846	$2,370,217

Essendant Reports Second Quarter 2015 Financial Results

Essendant Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	For the Six Months Ended
	June 30,
	2015	2014
Cash Flows From Operating Activities:
Net income	$26,269	$55,188
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,198	19,430
Share-based compensation	3,268	4,294
Loss on the disposition of property, plant and equipment	57	96
Amortization of capitalized financing costs	451	460
Excess tax benefits related to share-based compensation	(433)	(638)
Asset impairment charges	24,034	-
Deferred income taxes	(8,365)	(5,317)
Changes in operating assets and liabilities (net of acquisitions):
Decrease (increase) in accounts receivable, net	28,330	(17,650)
Decrease in inventory	44,984	39,290
Increase in other assets	(10,173)	(2,765)
Increase in accounts payable	3,152	21,961
Decrease in checks in-transit	(19,240)	(28,545)
Decrease (increase) in accrued liabilities	4,794	(1,106)
Decrease in other liabilities	(478)	(5,809)
Net cash provided by operating activities	120,848	78,889
Cash Flows From Investing Activities:
Capital expenditures	(11,931)	(10,335)
Proceeds from the disposition of property, plant and equipment	18	869
Acquisition, net of cash acquired	(532)	(26,161)
Net cash used in investing activities	(12,445)	(35,627)

Cash Flows From Financing Activities:
Net repayments under revolving credit facility	(52,738)	(14,489)
Borrowings under Receivables Securitization Program	-	9,300
Repayment of debt	-	(135,000)
Proceeds from the issuance of debt	-	150,000
Net disbursements from share-based compensation arrangements	(759)	(1,788)
Acquisition of treasury stock, at cost	(31,227)	(31,152)
Payment of cash dividends	(10,699)	(10,991)
Excess tax benefits related to share-based compensation	433	638
Payment of debt issuance costs	(36)	(615)
Net cash used in financing activities	(95,026)	(34,097)
Effect of exchange rate changes on cash and cash equivalents	(135)	4
Transfer of cash to held for sale	(4,119)	-
Net change in cash and cash equivalents	9,123	9,169
Cash and cash equivalents, beginning of period	20,812	22,326
Cash and cash equivalents, end of period	$29,935	$31,495

Essendant Reports Second Quarter 2015 Financial Results

Essendant Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income, Net Income, and Diluted Earnings Per Share

(unaudited)

(in thousands, except per share data)

	For the Three Months Ended June 30,
	2015		2014
		% to		% to
	Amount	Net Sales	Amount	Net Sales
Net Sales	$1,341,799	100.0%	$1,320,037	100.0%
Gross profit	$212,062	15.8%	$199,460	15.1%
Operating expenses	$158,159	11.8%	$142,186	10.8%
Workforce reduction and facility consolidation charge	138	0.0%	-	-
Rebranding - intangible asset amortization	(512)	0.0%	-	-
Asset held for sale related costs	(1,361)	(0.1%)	-	-
Adjusted operating expenses	$156,424	11.7%	$142,186	10.8%
Operating income	$53,903	4.0%	$57,274	4.3%
Operating expense items noted above	1,735	0.1%	-	-
Adjusted operating income	$55,638	4.1%	$57,274	4.3%
Net income	$30,261		$33,331
Operating expense items noted above, net of tax	942		-
Adjusted net income	$31,203		$33,331
Diluted earnings per share	$0.79		$0.85
Per share operating expense items noted above	0.03		-
Adjusted diluted earnings per share	$0.82		$0.85
Adjusted diluted earnings per share - change over the prior year period	(3.5%)
Weighted average number of common shares - diluted	38,106		39,226

Note: Adjusted Operating Expenses, Adjusted Operating Income, Adjusted Net Income and Adjusted Earnings Per Share in the second quarter of 2015 exclude the effects of a $0.1 million partial reversal of the first quarter facility consolidation charge, $0.5 million accelerated amortization related to rebranding, and $1.4 million related to listing a non-strategic business for sale. Generally Accepted Accounting Principles require that the effects of these items be included in the Condensed Consolidated Statements of Income.  Management believes that excluding these items is an appropriate comparison of its ongoing operating results and to the results of the prior year. It is helpful to provide readers of its financial statements with a reconciliation of these items to its Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

Essendant Reports Second Quarter 2015 Financial Results

Essendant Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income, Net Income, and Diluted Earnings Per Share

(unaudited)

(in thousands, except per share data)

	For the Six Months Ended June 30,
	2015		2014
		% to		% to
	Amount	Net Sales	Amount	Net Sales
Net Sales	$2,674,174	100.0%	$2,574,176	100.0%
Gross profit	$416,512	15.6%	$386,543	15.0%
Operating expenses	$356,531	13.3%	$291,035	11.3%
Workforce reduction and facility consolidation charge	(6,295)	(0.2%)	-	-
Rebranding - intangible asset impairment and amortization	(10,975)	(0.4%)	-	-
Asset held for sale impairment and related costs	(14,927)	(0.6%)	-	-
Adjusted operating expenses	$324,334	12.1%	$291,035	11.3%
Operating income	$59,981	2.2%	$95,508	3.7%
Operating expense items noted above	32,197	1.2%	-	-
Adjusted operating income	$92,178	3.4%	$95,508	3.7%
Net income	$26,269		$55,188
Operating expense items noted above, net of tax	24,837		-
Adjusted net income	$51,106		$55,188
Diluted earnings per share	$0.69		$1.40
Per share operating expense items noted above	0.64		-
Adjusted diluted earnings per share	$1.33		$1.40
Adjusted diluted earnings per share - change over the prior year period	(5.0%)
Weighted average number of common shares - diluted	38,317		39,435

Note: Adjusted Operating Expenses, Adjusted Operating Income, Adjusted Net Income and Adjusted Earnings Per Share in the first half of 2015 exclude the effects of a $6.3 million workforce reduction and facility consolidation, $11.0 million intangible asset charge and accelerated amortization related to rebranding, and $14.9 million related to listing a non-strategic business for sale. Generally Accepted Accounting Principles require that the effects of these items be included in the Condensed Consolidated Statements of Income.  Management believes that excluding these items is an appropriate comparison of its ongoing operating results and to the results of the prior year. It is helpful to provide readers of its financial statements with a reconciliation of these items to its Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.